Exhibit 10.28

LONG TERM INCENTIVE PLAN OPERATING PROVISIONS

SENIOR EXECUTIVE

The following sets forth additional provisions regarding the Long Term Incentive Plan:

1.1    Participation.    Employee will be eligible to participate in the S. C. Johnson Commercial Markets, Inc. Long Term Equity Incentive Plan (the “LTIP”) in accordance with the terms of the LTIP and these operating provisions. As provided in the LTIP, however, the awards granted pursuant to the LTIP shall be in the sole discretion of the Board of Directors Compensation Committee which administers the LTIP. The Provisions of the LTIP (including the defined terms) are incorporated by references in these operating provisions.

1.2    Awards Generally.    Employee will receive shares which must be purchased (“Purchased Shares”), shares which are awarded subject to a vesting schedule, but for which no purchase must be paid (“Non-Purchased Shares”) and stock options. For each four purchased shares the Employee purchases, the Employee shall be awarded one Non-Purchased Share and one stock option. The terms of each Award (including date of grant, vesting, number of shares; grant price of option, type of option, and exercise price) shall be identified in the attached Addendum A. All awards shall be subject to the provisions of the LTIP and these operating provisions.

1.3    Shares.

A)
Non-Purchased Shares.    Non-Purchased shares shall become vested four years from the date of grant. If Employee is terminated as a result of a Termination For Cause or Resignation, employee will forfeit all Non-Purchased Shares which are not yet vested. If Employee is terminated due to death, Disability or Retirement he shall become fully vested in all Non-Purchased shares which are not yet vested. If Employee is terminated for other reasons, the Committee shall determine if Non-Purchased Shares are forfeited.

B)	Purchased Shares.

i)
Loan to Employee.    Company shall lend Employee the money to purchase the Purchased Shares at the Federal Mid Term Rate, compounded monthly, for the month the loan is made. Such loan will be evidenced by a note (the “Note”) substantially in the form of Addendum B attached to these operating provisions and shall be due and payable on the date which is four years from its making. Employee assigns, transfers and pledges the Purchased Shares to the Company to secure repayment of the Note.

ii)     Interest Bonus.    Employee shall, during the term of his employment under these operating provisions, receive a bonus which is equal to the interest due on the Note. Such bonus shall be paid to the Employee at the time the interest is due on the Note. Such interest bonus shall be increased by the taxes due on such interest bonus.

iii)
Loan Forgiveness.    Fifty percent of the principal on the Note shall be forgiven if the Employee is employed by the Company on the due date of the Note. Up to the remaining fifty percent may be forgiven at the discretion of the Board. To the extent the principal on the note is forgiven Employee shall receive a tax gross up bonus equal to 40% of the principal payment forgiven.

1.4    Stock Options.

A)
Exercise and Vesting.    Vested Options shall be exercisable for a 10 year period from the date of grant. Options shall become vested four years from the date of grant except to the extent vesting is accelerated by the Committee. If Employee is terminated prior to the date he becomes vested as a result of Termination For Cause (as defined below) or Resignation, Employee will forfeit all options not yet vested. If Employee is terminated due to death, Disability or Retirement, Employee shall become fully vested in all options not yet vested. If Employee is terminated for other reasons, the committee shall determine if options are forfeited. All Vested Options must be exercised within 90 days of Employees’ termination of employment.

B)
Exercise.    Vested Options may be exercised by giving notice to the company of the number of shares being exercised accompanied by full payment of the exercise price in cash or such other form of payment as the committee shall permit.

C)
Rights As A Stockholder.    Employee will have no rights as stockholder with respect to shares subject to Options unless and until they are exercised and Company Shares are actually issued to the Employee.

D)	Non-Transferability of Options. Options are not transferable except by the laws of descent and distribution on the death of the Employee.

1.5    Provisions Applicable To All Purchased and Non-Purchased Shares And Options.

A)
Transfer of Shares and Repurchase By Company.    The Company shall have the option, pursuant to Article V of the LTIP, to repurchase all Company Shares upon Employee’s termination of employment. The purchase price shall be the price determined pursuant to Article 5 of the LTIP as of the June 30 nearest the Employee’s termination of employment. Company shares may not be transferred except pursuant to Section 5.2 of the LTIP. An appropriate legend shall be placed on the Company shares identifying them as subject to its provisions of the LTIP.

B)
Discretion of Committee.    Employee acknowledges the Committee’s authority with respect to the LTIP, including the Committee’s authority to interpret the LTIP. Employee also acknowledges the committee’s determination of the Company’s value based on its Cash Flow Return on Investment (“CFROI”).

C)
Withholding.    The Company shall have the authority to deduct or withhold, or require Employee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including Employee’s FICA obligation) required by law to be withheld with respect to any exercise of Employee’s rights under these provisions.

1.6    Definition.    “Termination for Cause” means termination for any of the following reasons:

(a)	Failure to perform within the provisions of “This We Believe”.

(b)	Willful misconduct, or willful violation of the law in the performance of duties under these provisions.

(c)	Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the Chairman or President concerning the operation of CMI’s business.

(d)	Conviction of a felony.

(e)	Theft or misappropriation of funds or property of CMI, or commission of any material act of dishonesty involving CMI, its employees, or business.

(f)	Appropriating any corporate opportunity of CMI, unless the transaction was approved in writing by the Chairman or President following full disclosure of all pertinent details of the transaction.

(g)	Breach of the fiduciary duty owed to CMI as an executive of CMI.

(h)	Breach of any duty or obligation under the agreements attached as Addenda A and B or under the Agreement to Respect Proprietary Rights and Noncompete.

Received this 22 day of February, 2000.

Employee Signature:	/s/ ALEJANDRO MARTINEZ DE HOZ
Name: Alejandro Martinez de Hoz